Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

May 24, 2005

Yellow Roadway Successfully Closes USF Acquisition

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) announced today that it has successfully completed its acquisition of USF Corporation after USF shareholders approved the transaction on May 23. The $1.5 billion acquisition adds another strong transportation brand to the broad portfolio of Yellow Roadway and creates an enterprise with over $9 billion in revenue and 70,000 employees.

“The acquisition of USF further confirms our position as a leading provider of global transportation services,” stated Bill Zollars, Chairman, President and CEO of Yellow Roadway. “By adding the USF companies to our portfolio we have immediate and nationwide scale in the next-day and regional markets, which are among the fastest growing transportation segments.”

The USF companies will join New Penn Motor Express to form YRC Regional Transportation headed by Jim Staley, former President of the Roadway Group. YRC Regional Transportation will be headquartered in Akron, Ohio.

Paul Liska, former Executive Chairman of USF, has joined the Yellow Roadway Board of Directors. The other ten members of the Yellow Roadway Board remain unchanged.

Yellow Roadway will hold a meeting for investors and analysts today at 4:30 pm ET at the Waldorf-Astoria, Empire Room, 301 Park Avenue at 50th Street, New York, NY, 10022. Investors and analysts may listen to the presentation by dialing 719.457.2658 or 800.946.0783 at least 10 minutes prior to the start of the presentation. Other listeners may access the presentation via live webcast through the Yellow Roadway Internet site at www.yellowroadway.com. The presentation material will also be available on this website.

An audio replay of the presentation will be available beginning three hours after the presentation ends until June 7, 2005 by calling 719.457.0820 or 888.203.1112 and entering the access code 7540680. A replay of the webcast will be available for 30 days.

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Yellow Roadway Corporation, a Fortune 500 company, is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, Reimer Express, USF, New Penn Motor Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 70,000 people.

Investor Contact:	Stephen Bruffett	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation 913.696.6108 steve.bruffett@yellowroadway.com		Linden Alschuler & Kaplan 212.329.1420 sdawson@lakpr.com